AMENDMENT No. 3

to the

POOL REINSURANCE AGREEMENT NO. 3008

EFFECTIVE JANUARY 1, 2000

between

PHOENIX LIFE INSURANCE COMPANY

of

East Greenbush, New York

and

PHL VARIABLE INSURANCE COMPANY

of

Hartford, Connecticut

and

PHOENIX LIFE AND ANNUITY COMPANY

of

Hartford, Connecticut

Collectively as Ceding Company: collectively referred to as We, Us and Our

and

RGA REINSURANCE COMPANY

of

St. Louis, Missouri

as Pool Reinsurer: referred to as You and Your

In accordance with the provisions of Article I, Participation in Reinsurance Pool, this Agreement is hereby terminated for the placement of new business, effective July 1, 2002. Any policy in force before July 1, 2002 shall continue to be reinsured under the provisions of the Agreement until the termination or expiry of such policy.

The ninety-day termination notice provision set forth in Article I, Participation in Reinsurance Pool is hereby met, with this notification.

All other terms, provisions and conditions of this Agreement will continue unchanged except as specifically revised in this Amendment.

This Amendment is signed in duplicate at the dates indicated with an effective date of July 1,2002.

Phoenix Life Insurance Company PHL Variable Insurance Company Phoenix Life and Annuity Company	RGA Reinsurance Company

Approved By:	Approved By:

Title:	Senior Vice President	Title:	Sales V. P.

Date:	March 29, 2002	Date:	5/14/02

Approved By:

		Title:	Sales V.P.

		Date:	5/14/02

Phoenix Life Insurance Company
A member of The Phoenix Companies, Inc.

One American Row
PO Box 5056
Hartford CT 06102-5056

Phone 860.403.5000
Internet www.phoenixwm.com

January 10, 2002

RGA Reinsurance Company

1370 Timberlake Manor Parkway

Chesterfield, MO 63017-6039

Attention:	Michael Breiner, FLMI
Sales Vice President

Re: Pool Reinsurance Agreement No. 3008

This letter confirms that your participation in our Pool Reinsurance Agreement No. 3008, effective January 1, 2000, will continue through December 31, 2002 at the same level as stated in the Agreement.

The continuation of your participation is mutually agreed to and signed:

Phoenix Life Insurance Company PHL Variable Insurance Company Phoenix Life and Annuity Company	RGA Reinsurance Company

Signature	Signature

Senior Vice President	Sales V. P.
Title	Title

January 10, 2002	2 - 1 - 02
Date	Date

	One American Row PO Box 5056 Hartford CT 06102-5056	Phone 860.403.5000 www.phoenixwm.com

Phoenix Life Insurance Company
A member of The Phoenix Companies, Inc.

October 26, 2001

RGA Reinsurance Company

1370 Timberlake Manor Parkway

Chesterfield, MO 63017-6039

Attention:	Michael Breiner, FLMI
Sales Vice President

Re: Pool Reinsurance Agreement No. 3008

This letter confirms that your participation in our Pool Reinsurance Agreement No. 3008, effective January 1, 2000, will continue through December 31, 2001 at the same level as stated in the Agreement.

The continuation of your participation is mutually agreed to and signed:

Phoenix Life Insurance Company	RGA Reinsurance Company
PHL Variable Insurance Company
Phoenix Life and Annuity Company

Signature	Signature

WP	Sales V P
Title	Title

11/6/01	11/27/01
Date	Date

Certain information excluded from this exhibit because it is both (a) not material and (b) would likely cause competitive harm if publicly disclosed

POOL REINSURANCE AGREEMENT NO. 3008

EFFECTIVE JANUARY 1, 2000

between

PHOENIX LIFE INSURANCE COMPANY

of

East Greenbush, New York

and

PHL VARIABLE INSURANCE COMPANY

of

Hartford, Connecticut

and

PHOENIX LIFE AND ANNUITY COMPANY

of

Hartford, Connecticut

Collectively as Ceding Company: collectively referred to as We, Us and Our

and

RGA REINSURANCE COMPANY

of

St. Louis, Missouri

as Pool Reinsurer: referred to as You and Your

TABLE OF CONTENTS
ARTICLES

Article I	Scope of the Agreement Parties to the Agreement Effective Date of the Agreement Scope of the Agreement Duration of the Agreement	Page 1

Article II	Reinsurance Coverage Automatic Reinsurance Facultative Reinsurance Basis of Reinsurance	Page 2

Article III	Procedures	Page 3

Article IV	Liability	Page 4

Article V	Reinsurance Rates and Payments Tax Reimbursement Experience Refund	Page 4

Article VI	Changes to the Reinsurance Errors and Oversights Misstatement of Age or Sex Changes to the Underlying Policy Reductions, Terminations and Reinstatements	Page 6

Article VII	Recapture	Page 8

Article VIII	Claims	Page 10

Article IX	Arbitration	Page 12

Article X	Insolvency	Page 14

Article XI	Inspection of Records	Page 14

Article XII	Letter of Credit	Page 15

Article XIII	Confidentiality	Page 16

Article XIV	Execution of the Agreement	Page 17

TABLE OF CONTENTS
EXHIBITS

Exhibit A	Reinsurance Coverage Retention Limits Automatic Acceptance Limits Exclusions to Reinsurance Coverage, including Jumbo Limits

Exhibit B	Reinsurance Reporting Forms and Reinsurance Administration

Exhibit C	Reinsurance Rates and Allowances Net Amount at Risk Calculation

Exhibit D	Temporary Insurance Receipt Liability

ARTICLE I - SCOPE OF THE AGREEMENT

1.	Parties to the Agreement

We mutually agree to transact reinsurance according to the terms of this Agreement. This Agreement is for indemnity reinsurance and we are the only two parties to the Agreement. You are one member of a Reinsurance Pool. This Agreement is only between you and us. Other members of the Pool will have separate Agreements. There will be no right or legal relationship whatsoever between us as reinsurer and any other person having an interest of any kind in policies reinsured under this Agreement.

2.	Effective Date of the Agreement

The Effective date of this Agreement is 12:00 A.M., January 1, 2000, and will cover policies issued on and after that date. A new Reinsurance Pool will begin at 12:00 A.M., on each subsequent January 1 and will terminate for new reinsurance on each December 31. Pool participation will be negotiated prior to the commencement of each new Pool year, as described in Article I, Section 3 below.

3.	Participation in the Reinsurance Pool

For any Pool subsequent to the 2000 Pool, we will notify you of your expected percentage share in the upcoming calendar year’s Pool by October 1 of the current calendar year. If you wish to terminate or reduce your participation in the upcoming Pool, you must notify us by November 1 of the current calendar year. Depending on notification we receive from prospective Pool Reinsurers and upon the total Pool subscription, we may adjust your expected percentage share for the new calendar year’s Pool. In any case, the percentage shares for each new Pool will be fixed no later than December 1 of the calendar year immediately preceding the beginning of the new Pool.

You will accept a permanent percentage share of each risk placed in the Pool or Pools in which you participate as shown in Exhibit A. The percentage share for any Pool year will remain fixed until the liability for all risks in that Pool is discharged or when the risks are recaptured, whichever is earlier.

Either one of us may terminate the Agreement at any time by giving the other ninety days prior written notice. We will continue to cede new reinsurance during the ninety-day period.

ARTICLE I - SCOPE OF THE AGREEMENT

4.	Termination of Participation in the Reinsurance Pool

Either one of us has the option of terminating your participation in subsequent Pools. The party who has made this decision will notify the other in writing on or before November 1 of the current Pool year and your participation in the Pool will end on the following December 31. You will continue to be liable for all reinsurance in force under the Pool or Pools in which you participated, as well as for new business placed in the current year’s Pool prior to the termination of your participation.

5.	Scope of the Agreement

The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between us. There are no other understandings or agreements between us regarding the policies reinsured other than as expressed in this Agreement. We may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment which has been signed by both of us.

ARTICLE II - REINSURANCE COVERAGE

1.	Automatic Reinsurance

You will accept automatically reinsurance of death benefits on our individually underwritten ordinary life policies on any permanent resident of the United States or Canada, in agreement with the provisions and limitations shown in Exhibit A (Reinsurance Coverage).

We will also accept automatically reinsurance of riders and supplementary benefits written with the covered death benefits, but only to the extent that the riders and supplementary benefits are attached to the death benefits specifically shown in Exhibit A (Reinsurance Coverage), Part I.

We have the right to modify our retention limits shown in Exhibit A (Reinsurance Coverage), Part II at any time. If our retention limits are reduced as a result of the modification, we will notify you in writing before you are required to reinsure on the basis of the reduced retention limits. We will prepare a treaty amendment which both of us will sign as evidence of your agreement to the reduction in our retention.

ARTICLE II - REINSURANCE COVERAGE

1.	Automatic Reinsurance - (Continued)

You have the right to amend the Automatic Acceptance Limits shown in Exhibit A (Reinsurance Coverage), Part III if we modify our retention limits. You also may to modify the Automatic Acceptance Limits if we elect to participate in any other arrangement(s) to secure additional automatic binding capacity.

2.	Facultative Reinsurance

No risk will be submitted to you on a facultative basis for reinsurance in this Pool.

3.	Basis of Reinsurance

Reinsurance under this Agreement will be on the Yearly Renewable Term plan for the net amount at risk on the portion of the original policy that is reinsured with you. The net amount at risk for any policy period will be calculated according to Exhibit C (Reinsurance Rates and Allowances), Part I.

Riders or supplementary benefits ceded with death benefits will be reinsured as shown in Exhibit C. Any differences in the net amount at risk calculation for these benefits will be shown in Exhibit C.

ARTICLE III - PROCEDURES

1.	Automatic Reinsurance

No individual notification will be necessary for ceding reinsurance into the Pool. Subject to Article V (Reinsurance Rates and Payment) and Exhibit B (Reinsurance Reporting Forms and Reinsurance Administration), new business or changes to existing reinsurance will be shown on our periodic billing report.

2.	Policy Expenses

We will bear the expenses of all medical examinations, inspection fees and other charges incurred in connection with policy issues, reinstatements or reentries.

3.	Reference Materials

Upon request we will provide you with any reference materials which you may require for proper administration of reinsurance ceded under this Agreement.

ARTICLE IV - LIABILITY

1.	Automatic Reinsurance

Your liability for reinsurance ceded automatically under this Agreement will begin and end simultaneously with our liability for the underlying policy on which reinsurance is based.

2.	Temporary Insurance Receipt Liability

Whenever we become liable for a loss under the terms of a Temporary Receipt, you will be liable for your share of the loss over our retention limit.

3.	Continuation of Liability

Continuation of your liability is conditioned on our payment of reinsurance premiums as shown in Article V (Reinsurance Rates and Payment) and is subject to Article VI (Changes to the Reinsurance) and Article VII (Recapture).

ARTICLE V - REINSURANCE RATES AND PAYMENTS

I.	Reinsurance Rates

Reinsurance rates that we will pay you for business covered under this Agreement are shown in Exhibit C. The reinsurance rate payable for any cession for any accounting period will be calculated on the basis of the net amount at risk reinsured as of that period.

For reasons relating to deficiency reserve requirements by the various state insurance departments, the rates shown in Exhibit C cannot be guaranteed for more than one year. While we anticipate that reinsurance rates shown in Exhibit C will continue to be charged, it may become necessary to charge a guaranteed rate that is the greater of the rate from Exhibit C or the corresponding statutory net premium rate based on the 1980 CSO Table at 4.5% interest for the applicable mortality rating.

Procedures and details of reinsurance rate calculation for any benefits or riders ceded under this Agreement are shown in Exhibit C.

All financial transactions under this Agreement will be in United States dollars, unless we mutually agree in writing to use other currencies. Specifications of the currencies and details of currency conversion procedures will be shown in Exhibit C if necessary.

ARTICLE V - REINSURANCE RATES AND PAYMENTS

2.	Payments

We will self-administer the monthly reporting of our statements of account and payment of balances due to you as shown in Exhibit B.

Within thirty days after the close of each month, we will send you a statement of account for that period along with payment of the full balance due. If the statement of account shows a balance due us, you will remit that amount to us within thirty days of your receipt of the statement of account.

Our timely payment of reinsurance premiums is a condition precedent to your continued liability. If we have not paid the balance due you by the thirty-first day following the close of the reporting month, you have the right to give us thirty days’ written notice of your intention to terminate the reinsurance on which the balance is due and unpaid. At the end of this thirty-day period, your liability will automatically terminate for all reinsurance on which balances remain due and unpaid, including reinsurance on which balances became due and unpaid during and after the thirty-day notice period. Even though you have terminated the reinsurance, we will continue to be liable for the payment of unpaid balances along with interest charges calculated from the due date shown above to the date of payment. The interest rate payable will be the same that we charge for delinquent premiums on our individual life insurance policies.

We may reinstate reinsurance terminated for non-payment of balances due at any time within sixty days of the date of termination, by paying you all balances due and interest charged in full. However, you will have no liability for claims incurred between the termination date and the reinstatement date.

3.	Tax Reimbursements

Details of any reimbursement of premium taxes that we pay on behalf of reinsurance payments to you are shown in Exhibit C, Section VIII (Premium Taxes).

The following will be effective where applicable:

a)

We mutually agree to the following pursuant to Section 1.848-2 (g) (8) of the Income Tax Regulation issued December 29, 1992 under Section 848 of the Internal Revenue Code of 1986, as amended. This election will be effective for all taxable years for which this Agreement remains in effect.

The terms used in this Section are defined in Regulation Section 1.848-2 in effect as of December 29, 1992. The term “net consideration” will refer to

ARTICLE V - REINSURANCE RATES AND PAYMENTS

3.	Tax Reimbursements - (Continued)

either net consideration as defined in Section 1.848-2 (f) or “gross premium and other consideration” as defined in Section 1.848-3 (b), as appropriate.

i)

The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the General Deductions Limitation of IRC Section 848 (c) (1).

ii)

We mutually agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. We also mutually agree to exchange information otherwise required by the Internal Revenue Service.

4.	Experience Refund

Details of any Experience Refund payable to us will be shown in Exhibit C, Section XI (Experience Refund).

ARTICLE VI - CHANGES TO THE REINSURANCE

1.	Errors and Oversights

If either of us fail to comply with any of the provisions of this Agreement because of an unintentional oversight or misunderstanding, the underlying status of this Agreement will not be changed. Both of us will be restored to the position we would have occupied had no such oversight nor misunderstanding occurred.

2.	Misstatement of Age or Sex

If the misstatement of the age or sex of a reinsured life causes an increase or reduction in the amount of insurance in our underlying policy, we will both share in the change in proportion to our original liabilities as of the time the policy was issued.

3.	Changes to the Underlying Policy

a)

All Changes. If any change is made to the underlying policy, the reinsurance will change accordingly. We will notify you of the change and the appropriate premium adjustment on our periodic statement of account.

ARTICLE VI - CHANGES TO THE REINSURANCE

3.	Changes to the Underlying Policy - (Continued)

b)	Increases. If the amount at risk increases because of a change in the underlying policy, we will notify you of the change and the appropriate premium adjustment on our periodic statement of account.

c)

Extended Term and Reduced Paid-Up Insurance. If any policy reinsured under this Agreement converts to Extended Term Insurance or Reduced Paid- Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the provisions of the underlying policy. Reinsurance payments for the adjusted policy will be calculated on the basis of the original issue age of the insured and the duration of the original policy at the time the adjustment became effective, i.e. point-in-scale basis.

d)

Any policy covered under this Agreement which undergoes conversion will continue to be covered under this Agreement. For the purposes of this Agreement, and unless otherwise specifically covered elsewhere, “conversions” will mean continuations, rollovers, exchanges, and/or internal replacements.

4.	Reductions, Terminations and Reinstatements

If any part of the underlying coverage on a life reinsured under this Agreement is reduced or terminated, the amount of reinsurance will also be reduced or terminated to the extent that we will continue to maintain our appropriate retention limit as shown in Exhibit A for the issue age and table rating of the insured. We will not be required to assume amounts in excess of the retention limit that was in force when the affected policy or policies were issued.

The total amount of the reduction of a reinsured policy will be applied directly to your net amount at risk.

If a policy reinsured under this Agreement is lapsed or terminated, the reinsurance will also terminate. If additional policies on the same life are reinsured with you, and if the termination causes us to maintain less than the retention limit shown in Exhibit A, the policy(ies) issued next in sequence to the terminated policy will be decreased until we maintain our full retention on the risk.

We will also follow the procedures shown in the above paragraphs when the reduction or termination applies to a policy or policies that we have fully retained, and where the reduction or termination will cause us to maintain less than our current retention for any policy or policies reinsured.

ARTICLE VI - CHANGES TO THE REINSURANCE

4.	Reductions, Terminations and Reinstatements - (Continued)

If a policy automatically reinsured lapses and is reinstated in accordance with our standard rules and procedures, reinsurance for the amount at risk effective at the time of the lapse will be reinstated automatically at the date of reinstatement of the policy. We will send you copies of reinstatement papers upon request.

We will notify you of all reinstatements on our periodic statement of account, and we will pay all reinsurance payments due from the date of reinstatement to the date of the current statement of account, including a proportionate share of interest collected. Thereafter, reinsurance payments will be in accordance with Article V (Reinsurance Rates and Payments).

ARTICLE VII - RECAPTURE

1.	Basis of Recapture

If we increase the retention limits shown in Exhibit A, we may make a corresponding reduction in eligible reinsurance cessions. Policies are eligible for recapture if:

a)

we have maintained the maximum retention limit for the age and mortality rating of the insured when the underlying policy was issued. Policies on which we retained a reduced retention or no retention will not be eligible for recapture.

b)	the policy has been in force under this Agreement for the Recapture Period shown in Exhibit C, Section IX. The recapture period will always be measured from the original policy issue date.

2.	Method of Recapture

We will give you written notice of our intention to recapture with the statement of account following the effective date of the increase in our retention limits. If we elect to recapture at a later date, we will give you additional written notice before we begin the recapture.

ARTICLE VII - RECAPTURE

2.	Method of Recapture - (Continued)

When we have given you written notice of our intent to recapture, and the date that we will begin the process of recapture:

a)	All eligible policies will be recaptured;

b)

The beginning recapture date will always be January 1. Policies which are not eligible for the initial recapture will be recaptured on the anniversary date following the Recapture Period shown in Exhibit C;

c)	Reinsurance on each eligible policy will be reduced by an amount that will increase our retention to the current limit set forth in Exhibit A.

d)

If there is reinsurance in force in other companies on any one insured life, the reduction of the reinsurance in force under this Agreement will be in the same proportion that the amount reinsured with you bears to the total reinsurance on the life;

e)

If at the time of recapture the insured is disabled and premiums are being waived under any type of Disability Benefit Rider, only the life benefit will be recaptured. The reinsured portion of the Disability Benefit Rider will remain in force until the policy is returned to premium-paying status, at which time it will be eligible for recapture.

If we omit or overlook the recapture of any eligible policy or policies, your acceptance of reinsurance premiums after the date the recapture would have taken place will not cause you to be liable for the amount of the risk that would have been recaptured. You will be liable only for a refund of reinsurance premiums received, without interest.

If our retention increase is due to our purchase by or purchase of another company, or our merger, assumption or any other affiliation with another company, no immediate recapture will be allowed. However, we may recapture eligible policies once the Recapture Period set out in Exhibit C, Section IX. has expired.

ARTICLE VIII - CLAIMS

1.	Notice of Claim

When we receive notice that a claim has been incurred on a policy reinsured under this Agreement, we will immediately give you written notification of the claim. Copies of the proof of claim and payments will be sent to you. Other documents relating to the claim will be sent to you only if you specifically request them.

2.	Settlement of Claims

Claim payments will be applied against premium payments. If the amount of claim payment due us exceeds the amount of premium payment due you, you will remit the balance due us within thirty days of your receipt of the statement of account. You will accept our good faith decision in settling any claim except as specified in this Article.

You will be consulted and provided with claim documentation for contestable claims with face amounts in excess of $1,000,000 and for contestable claims with face amounts of $1,000,000 and under where we elect to deny, rescind or reduce the claim payment. We will provide notification on our monthly claims reports for non-contestable claims and for rescissions of policies where the insured is still alive. However, your consultative privileges will not impair our freedom to determine the proper action on and settlement of the claim.

Our claim settlements will be administered according to the standard procedures we apply to all claims, whether reinsured or not.

3.	Contestable Claims

We will promptly notify you in writing if we intend to contest, compromise or litigate a claim involving reinsurance. If you prefer not to participate in the contest, you will notify us in writing of your decision within fifteen days of your receipt of all documents requested, and you will immediately pay us the full amount of reinsurance due. Once you have paid your reinsurance liability, you will not be liable for legal and/or investigative expenses and you will have no further liability for expenses associated with the contest, compromise or litigation.

When you agree to participate in a contest, compromise or litigation involving reinsurance, we will give you prompt notice of the beginning of any legal proceedings involving the contested policy. We will promptly furnish you with copies of all documents pertaining to a lawsuit or notice of intent to file a lawsuit by any of the claimants or parties to the policy.

ARTICLE VIII - CLAIMS

3.	Contestable Claims - (Continued)

You will share in the payment of legal or investigative expenses relating to a contested claim in the same proportion as your liability bears to our liability. You will not reimburse expenses associated with non-reinsured policies.

If our contest, compromise or litigation results in a reduction in the liability of the contested policy, you will share in the reduction in the same proportion that the amount of reinsurance bore to the amount payable under the terms of the policy on the date of death of the insured.

4.	Claim Expenses

You will pay your proportionate share of unusual legal or investigative expenses arising out of the settlement or litigation of a claim, providing that the expenses are reasonable. Penalties, attorney’s fees and interest imposed automatically by statute against us and rising solely out of a judgment being rendered against us in the suit for policy benefits will be considered “unusual expenses”. Your share of claim expenses will be in the same proportion that your liability bears to our liability.

The following claim expenses will not be considered “unusual expenses” or “net reinsurance liability” and we will bear the total cost:

a)	Routine investigative expenses or administrative expenses, home office or otherwise (including but not limited to Equifax reports, attending physicians’ statements or police reports);

b)	Expenses incurred in connection with any dispute or contest rising out of claims of entitlement to policy proceeds or benefits which we admit are payable.

5.	Extra Contractual Damages

You will not be liable for extra-contractual damages, including but not limited to consequential, compensatory, exemplary or punitive damages which are awarded against us, or which we pay voluntarily, in settlement of a dispute or claim where damages were awarded as the result of any direct or indirect act, omission or course of conduct undertaken by us, our agents or representatives, in connection with any aspect of the policies reinsured under this Agreement.

You recognize that special circumstances may arise in which you should participate to the extent permitted by law in certain assessed damages. These

ARTICLE VIII - CLAIMS

5.	Extra Contractual Damages - (Continued)

circumstances are difficult to describe or define in advance but could include those situations in which you were an active party in the act, omission or course of conduct which ultimately resulted in the assessment of the damages. The extent of your participation is dependent upon a good-faith assessment of the relative culpability in each case; but all factors being equal, the division of any such assessment would generally be in the same proportion of the net liability accepted by each party. If such circumstances arise, we will seek your opinion and consent in writing before we proceed to include you in participation of these damages.

ARTICLE IX - ARBITRATION

1.	Basis for Arbitration

The parties to this Agreement understand and agree that the wording and interpretation of this Agreement is based on the usual customs and practices of the insurance and reinsurance industry. While the parties agree to act in good faith in our dealings with each other, it is understood and recognized that situations arise in which agreement cannot be reached.

In the event that any dispute cannot be resolved to our mutual satisfaction, the dispute will first be subject to good-faith negotiation as described below in an attempt to resolve the dispute without the need to institute formal arbitration proceedings.

2.	Negotiation

Within ten days after one of the parties has given the other the first written notification of the specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers. For this purpose, we will appoint one officer to represent all three Phoenix Companies.

If the officers cannot resolve the dispute within thirty days of their first meeting, it is agreed the dispute will be submitted to formal arbitration. However, the parties may agree in writing to extend the negotiation period.

ARTICLE IX - ARBITRATION

3.	Arbitration Proceedings

No later than fifteen days after the final negotiation meeting, the officers taking part in the negotiation will give written confirmation that they are unable to resolve the dispute and that they recommend establishment of formal arbitration.

An arbitration panel consisting of three past or present officers of life insurance companies not affiliated with any of the parties in any way will settle the dispute. Each party will appoint one arbitrator and the two will select a third. For purposes of this article the Phoenix Companies will act as one party and will appoint one officer to represent all three Phoenix Companies. If the two arbitrators cannot agree on the choice of a third, the choice will be made by the Chairman of the American Arbitration Association.

The arbitration proceedings will be conducted according to the Commercial Arbitration Rules of the American Arbitration Association which are in effect at the time the arbitration begins.

The arbitration will take place in Hartford, Connecticut unless mutually agreed otherwise.

Within sixty days after the beginning of the arbitration proceedings the arbitrators will issue a written decision on the dispute and a statement of any award to be paid as a result. The decision will be based on the terms and conditions of this Agreement as well as the usual customs and practices of the insurance and reinsurance industry, rather than on strict interpretation of the law. The decision will be final and binding and there will be no further appeal, except that either party may petition any court having jurisdiction regarding the award rendered by the arbitrators.

The parties may agree to extend the arbitration periods shown in this Article.

Unless otherwise decided by the arbitrators, the parties will share equally in all expenses resulting from the arbitration, including the fees and expenses of the arbitrators, except that each party will be responsible for its own attorneys’ fees.

ARTICLE X - INSOLVENCY

1.

If we are judged insolvent, you will pay all reinsurance under this Agreement directly to us, our liquidator, receiver or statutory successor on the basis of our liability under the policy or policies reinsured without decrease because of our insolvency. It is understood, however, that in the event of our insolvency the liquidator, receiver or statutory successor will give you written notice of a pending claim on a policy reinsured within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, you may investigate and interpose at your own expense in the proceedings where the claim is to be adjudicated, any defense which you may deem available to us, our liquidator, receiver or statutory successor. It is further understood that the expense you incur will be chargeable, subject to court approval, against us as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to us solely as a result of the defense you have undertaken. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose dense to the claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though we had incurred the expense.

2.

If you are judged insolvent, or if you are judged insolvent and fail to make any payment when due, you will be considered in default under this Agreement. Amounts due you will be paid directly to your liquidator, receiver or statutory successor without diminution because of your insolvency. At our option and with ten days prior written notice we may terminate your rights and duties under this Agreement, in which case we will be under no obligation to make future premium payments to you, your liquidator, receiver or statutory successor. However, you, your liquidator, receiver or statutory successor will be liable for any payments which remain outstanding.

ARTICLE XI - INSPECTION OF RECORDS

1.	Inspection of Records

Either one of us will have the right at any reasonable time to inspect the original papers, records, books, files or other documents relating directly or indirectly to the reinsurance coverage under this Agreement.

ARTICLE XII - LETTER OF CREDIT

(Where applicable)

In the event that we are not permitted by any state, territory or the District of Columbia to take credit on our Annual Statement for all or a part of the coverage we cede to you, then unless you have arranged to secure your own obligation under this Agreement in some other manner which meets the approval of the regulatory authorities, you are obligated to promptly obtain a clean, unconditional, irrevocable Letter of Credit. The Letter of Credit will be issued by a qualified financial institution within the meaning of applicable state law in an amount equal to the reserves retroceded to you and will be in a form we find acceptable. You will bear the cost of the Letter of Credit.

It is understood that we may draw on the Letter of Credit at any time, notwithstanding any other provisions in this Agreement.

We undertake to use and apply any amount which we may draw upon the Letter of Credit pursuant to the terms of this Agreement under which the Letter of Credit is held, and only for the following purposes:

a)	To pay your share or to reimburse us for your share of unearned premium or any liability for loss ceded by this Agreement.

b)	To make refund of any sum which is in excess of the actual amount required to pay your share of any unearned premium or liability ceded under this Agreement;

c)	To pay other amounts due us under this Agreement.

We agree to return to you any amounts drawn on Letters of Credit which are in excess of the actual amounts required for a) or b) above, or in the case of c) above, any amounts that are subsequently determined not to be due.

The amounts drawn under any Letter of Credit will be applied without diminution because of the insolvency of either of us. The financial institution shall have no responsibility whatsoever in connection with the propriety of withdrawals we make or the disposition of funds withdrawn, except to see that withdrawals are made only upon the order of our properly authorized representatives.

ARTICLE XIII - CONFIDENTIALITY

1.

You will hold in trust for us and will not disclose or cause to be disclosed to any non-party to this agreement, any of our confidential information. Confidential information is information which relates to policyowner data, experience information (including but not limited to mortality and/or lapse information), risk selection guidelines, any and all information contained in our current and future underwriting manuals, trade secrets, research, products and business affairs, but does not include:

a)	Information which is generally known or easily ascertainable by non-parties of ordinary skill; and

b)	Information acquired from non-parties who have no confidential commitment to either party to this Agreement.

You will take all necessary and appropriate measures to ensure that your employees and agents abide by the terms of this Article.

2.

Notwithstanding the foregoing, we agree that you may aggregate our data with that of other companies reinsured, on the condition that our data not be identified by our corporate name, logo or any other means. We also agree that, upon request, you may make available any necessary data or information to your auditors, or any governmental or administrative agencies in the course of their examination of your records, systems and procedures.

ARTICLE XIV - EXECUTION OF THE AGREEMENT

In witness whereof, we have caused this Agreement to be executed in duplicate at the dates and places shown below, by our respective officers duly authorized to do so.

PHOENIX LIFE INSURANCE COMPANY

PHL VARIABLE INSURANCE COMPANY

PHOENIX LIFE AND ANNUITY COMPANY

Signature

ZVP
Title
10/9/01
Date of Signature

RGA REINSURANCE COMPANY

Signature
Sales VP
Title
10/19/01
Date of Signature

EXHIBIT A

(Effective January 1, 2000)

REINSURANCE COVERAGE

I.	REINSURANCE COVERAGE

This Agreement will cover a 25 percent quota share of Death Benefits and Other Supplementary Benefits or Riders issued with Death Benefits, on all ordinary life insurance we issue directly in excess of the sum of our maximum limit of retention shown in this Exhibit.

Reinsurance will be placed automatically under this Agreement provided that:

A.	the policies submitted to the Pool have issue dates in the current calendar year;

B.	each risk is classified using individual underwriting standards that we have approved;

C.	each insured life is a permanent resident of the United States or Canada;

D.	we have retained our maximum available retention as shown below at the time reinsurance is required.

Reinsurance coverage will provide neither loan nor cash surrender values.

II.	RETENTION LIMITS

Our current retention limits are as follows:

A.	Retention limits for Single Life and Joint First-to-Die policies:

Ages	Standard	125% - 200%	225% and Up
0 - 14	$ 8,000,000	$ 2,500,000	$ 2,500,000
15 - 70	$ 8,000,000	$ 8,000,000	$ 4,000,000
71 - 75	$ 8,000,000	$ 5,000,000	$ 1,500,000
76 - 80	$ 8,000,000	$ 5,000,000	$ 1,500,000
81 - 85	$ 3,000,000	$ 2,000,000	$ None

EXHIBIT A

(Effective January 1, 2000)

II.	RETENTION LIMITS (Continued)

Retention limits for Joint Second-to-Die policies:

Ages	Standard	125% - 200%	225% and Up
0 - 14	$10,000,000	$ 3,000,000	$ 3,000,000
15 - 70	$10,000,000	$10,000,000	$ 5,000,000
71 - 75	$10,000,000	$ 6,000,000	$ 5,000,000
76 - 80	$10,000,000	$ 6,000,000	$ 5,000,000
81 - 85	$ 3,000,000	$ 2,000,000	$ None

Where one life is rated uninsurable, use the regular Single Life retention limits for the insurable life.

1)	In the following risk categories our retention limits will be the lesser of:

•	the retention shown for each category, or

•	our retention as stated above

a)	Tumors requiring a waiting period greater than 2 years:

End of Treatment within 5 years	$2,500,000
End of Treatment greater than 5 years and less than 15 years	$5,000,000
Thereafter	$8,000,000

Particularly well followed and documented cases may qualify for full retention in the 11th year. Questions on this point should be referred to the Medical Director.

b)	Civilian Aviation	$5,000,000
c)	Phoenix Home Life’s CB plan with Fifth Dividend Option	$5,000,000

EXHIBIT A

(Effective January 1, 2000)

B.	Additional Notes:

1)	We will retain the lesser of $3,000,000 face amount or $100,000 annual premium on Waiver of Premium Disability benefits attached to policies that we issue directly.

2)

Amounts used to determine our retention for policies that we issue directly will include the base policy, paid-up additions (PAPOR), one year term additions (Optionterm and Fifth Dividend Option) and additional term insurance riders.

3)	In considering our maximum retention, we will disregard any group coverage that we issue totaling $100,000 or less.

4)	Our retention limit for Accidental Death Benefits is $750,000.

5)	Our retention on joint life second-to-die plans will be the larger of the two individual retentions, subject to the maximum retention limit shown above.

6)

Our retention on joint life first-to-die plans will be determined and retained for each life individually, subject to the maximum retention limit shown above. Each life will be considered a separate policy.

7)	When the initial amount of reinsurance required is $100,000 or less, we will retain that amount in addition to our regular retention limits.

8)

When the total net amount at risk on all reinsurance cessions combined on an individual life falls below $100,000, all cessions on that life will terminate as of the first anniversary date that the total net amount at risk falls below $100,000.

III.	AUTOMATIC ACCEPTANCE LIMITS

Single Life and First-to-Die Policies:

Ages	Standard	125% - 200%	225% - 300%	325% - 500%
0 - 70	$22,000,000	$22,000,000	$12,500,000	$ 4,000,000
71 - 75	$12,500,000	$10,500,000	$ 3,750,000	$ 2,500,000
76 - 80	$ 7,000,000	$ 7,000,000	$ 3,750,000	$ 1,500,000
81 - 85	$ 3,500,000	$ 3,500,000	Fac Only	Fac Only

EXHIBIT A

(Effective January 1, 2000)

III.	AUTOMATIC ACCEPTANCE LIMITS (Continued)

Second-to-Die Policies:

Ages	Standard	125% - 200%	225% - 300%	325% - 500%
0 - 70	$20,000,000	$20,000,000	$15,750,000	$ 4,000,000
71 - 75	$14,000,000	$12,500,000	$ 5,250,000	$ 2,500,000
76 - 80	$ 7,000,000	$ 7,000,000	$ 5,250,000	$ 1,500,000
81 - 85	$ 3,500,000	$ 3,500,000	Fac Only	Fac Only

A.	Automatic acceptance limits for joint life second-to-die plans will be based on the largest of the individual automatic acceptance limits.

B.

Automatic acceptance limits for joint life first-to-die plans will be determined for each life individually and each life will be considered a separate policy. However, if the life reinsurance on either life exceeds the appropriate automatic acceptance limit for the issue age and table rating, neither life will be eligible for automatic reinsurance under this Agreement.

C.

Automatic acceptance limits for business covered in Section II, subsection A, of this Exhibit will be lesser of: l)four times the retention limit, or, 2)the automatic acceptance limit amount shown above.

D.

The Jumbo Limit is defined in Section IV. B, below. However, policies we issue on an automatic basis under other “No Jumbo” or “Guaranteed Capacity” programs will not be eligible for reinsurance under this arrangement.

IV.	EXCLUSIONS TO AUTOMATIC REINSURANCE COVERAGE

Automatic reinsurance coverage will not be available in the following situations:

A.	The policy has been submitted on a facultative, facultative obligatory or initial inquiry basis to you or to any other reinsurer.

B.

The risk is categorized as a Jumbo Risk and does not meet the requirements in Part III, Section D of this Exhibit. A “Jumbo Risk” is defined as a policy for which our underwriting papers indicate that the total life insurance inforce and applied for on the insured’s life exceeds $75,000,000. Jumbo limits for joint life second-to-die or joint life first-to-die plans will be determined for each life individually, considering the total amount in force and applied for on each life. If the total amount of insurance in force and applied for on either life exceeds $75,000,000, the current application will be considered a jumbo risk.

EXHIBIT A

(Effective January 1, 2000)

IV.	EXCLUSIONS TO AUTOMATIC REINSURANCE COVERAGE (Continued)

C.	We have retained an amount less than our usual retention limits for the age and table rating of the insured.

D.	The aggregate amount of automatic reinsurance on one life in all Pools is greater than the Automatic Acceptance Limits shown in this Exhibit.

E.	A conversion that falls under the following categories:

1)	with the same new underwriting information the issuing company would obtain in the absence of the original policy;

2)	with a new suicide exclusion period or contestable period for the new policy;

3)	with the payment of the same commissions in the first policy year that the issuing company would have paid in the absence of the original policy.

EXHIBIT B

(Effective January 1, 2000)

REINSURANCE ADMINISTRATION

Reinsurance administration and premium accounting will be on a self-administered basis. Premiums will be paid and reported monthly. For each reporting period, we will submit to you a statement containing information in general compliance with the following:

I.	BILLING REPORT

Policy Number

Name of Insured

Date of Birth

Sex

Original Issue Date

Current Issue Date

Issue Age

Age Basis

Smoker/Non Smoker Code

Automatic/Facultative Code

YRT/Coinsurance Code

Substandard Rating

Net Premium per Policy

First Year/Renewal Year Premium Code

Net Amount at Risk

Life Premium

Other Premium

Life Allowances

Other Allowances

Net Premium

Transaction Code

Transaction Date

Sequence Number

EXHIBIT B - Continued

(Effective January 1, 2000)

REINSURANCE ADMINISTRATION

II.	IN FORCE LISTING

Policy Number

Name of Insured

Date of Birth

Sex

Original Issue Date

Current Issue Date

Issue Age

Age Basis

Smoker/Nonsmoker Code

Automatic/Facultative Code

Substandard Rating

Net Amount at Risk

Current Reserves assigned by the Ceding Company

Annualized Premium

Annualized Allowance

III.	POLICY EXHIBIT

From	Reporting Period:

Activity For Period:

Case Count	Volume
Beginning In Force

New Business
Reinstatements
Other Increases
Lapses
Deaths
Other Terminations
Recaptures
Other Decreases
Natural Variance

Ending In Force

EXHIBIT C

(Effective January 1, 2000)

REINSURANCE RATES AND ALLOWANCES

I.	NET AMOUNT AT RISK

Life reinsurance under this Agreement will be on the Yearly Renewable Term plan for the Amount at Risk. We will maintain a level retention in all years, and you will absorb any increase or decrease in the amount at risk for any policy.

Calculation of the Net Amount at Risk for Joint and Last Survivorship Plans is outlined in this Exhibit C.

II.	RATES FOR LIFE REINSURANCE

A.	Single Life and Joint First-To-Die

[Certain information excluded because it is both (a) not material and (b) would likely cause competitive harm if publicly disclosed]

EXHIBIT C

(Effective January 1, 2000)

REINSURANCE RATES AND ALLOWANCES

II.	RATES FOR LIFE REINSURANCE- Continued

[Certain information excluded because it is both (a) not material and (b) would likely cause competitive harm if publicly disclosed]

EXHIBIT C

(Effective January 1, 2000)

REINSURANCE RATES AND ALLOWANCES

2.	[Certain information excluded because it is both (a) not material and (b) would likely cause competitive harm if publicly disclosed]

27

EXHIBIT C

(Effective January 1, 2000)

REINSURANCE RATES AND ALLOWANCES

IV.	RATES FOR SUBSTANDARD TABLE RATINGS

[Certain information excluded because it is both (a) not material and (b) would likely cause competitive harm if publicly disclosed]

EXHIBIT C

(Effective January 1, 2000)

REINSURANCE RATES AND ALLOWANCES

VIII.	PREMIUM TAXES

You will not reimburse us for premium taxes for reinsurance ceded under this Agreement.

IX.	RECAPTURE PERIOD

Recapture will be allowed after ten years.

X.	CONVERSIONS

The rates charged for conversions will be the single life YRT rates in this Exhibit based on the original issue age of the insured and the current duration of the original policy at the time of the conversion, i.e. point-in-scale rates.

XI.	EXPERIENCE REFUND

Reinsurance under this Agreement will not be eligible for an Experience Refund.

XII.	REENTRIES

Administration of reentries will be on the same basis as used for the underlying policy on which reinsurance is based.

EXHIBIT D

(Effective January 1, 2000)

TEMPORARY INSURANCE RECEIPT LIABILITY

I.	AUTOMATIC REINSURANCE

You will be liable for losses under the terms of a Temporary Insurance Receipt only when the following qualifications are met:

a)	You have reviewed our Temporary Insurance Receipt Form and have given us your written acceptance of the terms and procedures contained in the Form.

b)	The risk would have qualified for automatic coverage under this Agreement.

c)	We have kept our full retention for the age and table rating of the insured.

d)	The amount ceded to you does not exceed the Automatic Acceptance Limits set forth in Exhibit A (Reinsurance Coverage), Part III.

If we change our application or receipt forms or our procedures and practices for issuing life insurance covered under this Agreement, you have the right of review, acceptance or rejection of the changes. You will have no liability for claims incurred on policies issued on the basis of the changes unless you have given us written acknowledgment of your acceptance of the changes.

Copies of our Temporary Receipt Forms and your letter(s) of acceptance are on file in your Home Office.